Exhibit 10.2

AMENDMENT NO. 1, dated as of June 19, 2006 (this “Amendment”), to the Second Amended and Restated Credit Agreement, dated as of January 31, 2005, as first amended and restated as of April 13, 2005, as further amended on February 1, 2006 and further amended and restated as of June 7, 2006 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement), by and among ENERGYSOLUTIONS, LLC (f/k/a/ En-virocare of Utah, LLC), a Utah limited liability company (“EnergySolutions”), ENV HOLDINGS LLC, the other Loan Parties from time to time signatory thereto, CITICORP NORTH AMERICA, INC., as administrative agent (in such capacity, the “Administrative Agent”) and the other Agents and Lenders from time to time signatory thereto.

WHEREAS, the parties to the Credit Agreement wish to amend the Credit Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree that the Credit Agreement shall be amended as set forth in Annex I hereto and as so amended is hereby ratified, approved and confirmed in each and every respect.

EnergySolutions represents and warrants to the Lenders as of the date hereof that:

(a) The execution and delivery of this Amendment by EnergySolutions has been duly authorized.

(b) Neither the execution or delivery by EnergySolutions of this Amendment, nor compliance by it with the terms and provisions hereof will, (i) violate any Applicable Law respecting Holdco, EnergySolutions, Parent or their Subsidiaries or (ii) conflict with, result in a breach of or constitute a default under the certificate or articles of incorporation or by-laws, operating agreement or the partnership agreement, as the case may be, as such documents are amended, of Holdco, of EnergySolutions, of Parent or of any of their Subsidiaries, or under any material indenture, agreement, or other instrument, to which Holdco, EnergySolutions, Parent or any of their Subsidiaries is a party or by which any of them or their respective properties may be bound.

(c) Before and after giving effect to this Amendment, the representations and warranties set forth in the Credit Agreement are true and correct in all material respects with the same effect as if made on the date hereof, except to the extent such representations and warranties expressly relate to an earlier date in which case they shall be true and correct in all material respects as of such earlier date.

(d) At the time of and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart.

This Amendment shall become effective on the date on the Administrative Agent (or its counsel) shall have received from Lenders constituting the Majority Lenders and each of the other parties hereto either (i) a counterpart of this Amendment signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Amendment) that such party has signed a counterpart of this Amendment.

THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

ENERGYSOLUTIONS, LLC,
a Utah limited liability company

By:	/S/ MARSHALL E. ERB
Name:	Marshall E. Erb
Title:	Senior Vice President – Treasurer
Taxpayer Identification Number: 14-1921823

Address of Principal Place of Business:
423 West 300 South
Salt Lake City, Utah 84101

STATE OF UTAH	)
)
COUNTY OF SALT LAKE	)

On the day of June 15, in the year 2006, before me, the undersigned personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the instrument, personally appeared and acknowledged to me that he or she executed the same in his or her capacity, and that by his or her signature on the instrument the individual, or the person or entity upon behalf of which the individual acted, executed the instrument.

/S/ KAREN KIRKWOOD
Notary
[Notarial Seal]

[signatures continue on the following pages]

CITICORP NORTH AMERICA, INC., as Administrative Agent, Collateral Agent and a Lender

By:	/S/ JULIE PERSILY
Name:	Julie Persily
Title:	Managing Director

[signatures continue on the following page]

CITICORP NORTH AMERICA, INC., as Revolving Issuing Bank and Synthetic Issuing Bank

By:	/S/ JULIE PERSILY
Name:	Julie Persily
Title:	Managing Director

[signatures continue on the following page]

Annex I

Attached.

$630,000,000

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of January 31, 2005

Amended and Restated as of April 13, 2005

Further Amended and Restated as of June 7, 2006

among

ENERGYSOLUTIONS, LLC

as Borrower

ENV HOLDINGS LLC

as Guarantor

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

INITIAL ISSUING BANKS NAMED HEREIN

as Lenders and Initial Issuing Banks

CITIGROUP GLOBAL MARKETS INC.

as Sole Lead Arranger and Sole Bookrunner

CITICORP NORTH AMERICA, INC.

as Administrative Agent and Collateral Agent

and

CALYON NEW YORK BRANCH

as Syndication Agent

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

Table of Contents

		Page

ARTICLE 1.

Definitions

Section 1.1	Defined Terms.	2
Section 1.2	Defined Agreements as Modified.	32
Section 1.3	Computation of Time Periods; Other Definitional Provisions.	32
Section 1.4	Accounting Terms.	32
Section 1.5	Pro Forma Calculations.	32

ARTICLE 2.

Loans and Letters of Credit

Section 2.1	The Loans and the Letters of Credit.	~~32~~33
Section 2.2	Manner of Borrowing and Disbursement.	34
Section 2.3	Interest.	39
Section 2.4	Repayment.	40
Section 2.5	Fees.	~~41~~42
Section 2.6	Optional Prepayments and Application of Prepayments.	~~42~~43
Section 2.7	Synthetic Deposit Reductions.	43
Section 2.8	Mandatory Prepayments.	~~43~~44
Section 2.9	Evidence of Debt.	~~44~~45
Section 2.10	Manner of Payment.	~~45~~46
Section 2.11	Reimbursement.	~~47~~48
Section 2.12	Pro Rata Treatment.	48
Section 2.13	Capital Adequacy.	48
Section 2.14	Taxes.	~~49~~48
Section 2.15	Increase in Commitments	~~51~~48
Section 2.16	Synthetic Deposit Account.	~~53~~48
Section 2.17	Synthetic Letters of Credit.	~~56~~48
Section 2.18	Termination and Reduction of Commitments	~~58~~48

ARTICLE 3.

Conditions Precedent

Section 3.1	Conditions Precedent to Initial Loans.	~~59~~48
Section 3.2	Conditions Precedent to Each Loan.	~~63~~48

ARTICLE 4.

Representations and Warranties

Section 4.1	Representations and Warranties.	~~64~~48
Section 4.2	Survival of Representations and Warranties, Etc.	~~73~~48

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Page

ARTICLE 5.

General Covenants

Section 5.1	Preservation of Existence and Similar Matters.	~~73~~48
Section 5.2	Business; Compliance with Applicable Law.	~~74~~48
Section 5.3	Maintenance of Properties.	~~74~~48
Section 5.4	Accounting Methods and Financial Records.	~~74~~48
Section 5.5	Insurance.	~~74~~48
Section 5.6	Payment of Taxes and Claims.	~~75~~48
Section 5.7	Visits and Inspections.	~~75~~48
Section 5.8	Payment of Indebtedness; Loans.	~~76~~48
Section 5.9	Use of Proceeds.	~~76~~48
Section 5.10	Real Estate.	~~76~~48
Section 5.11	Indemnity.	~~77~~48
Section 5.12	Interest Rate Hedging.	~~78~~48
Section 5.13	Covenants Regarding Formation of Subsidiaries and the Making of Acquisitions	~~78~~48
Section 5.14	Maintenance of Rating.	~~79~~48
Section 5.15	Environmental Compliance.	~~80~~48
Section 5.16	Required Consents and Transfer of Licenses in Event of Default.	~~81~~48
Section 5.17	Subordination of Intercompany Loans	~~81~~48
Section 5.18	IPO Reorganization	~~81~~48
Section 5.19	Duratek Payoff	~~81~~48
Section 5.20	Post-Closing Collateral Matters	~~82~~48

ARTICLE 6.

Information Covenants

Section 6.1	Quarterly and Interim Financial Statements and Information.	~~83~~48
Section 6.2	Annual Financial Statements and Information.	~~83~~48
Section 6.3	Performance Certificates.	~~83~~48
Section 6.4	Copies of Other Reports.	~~84~~48
Section 6.5	Notice of Litigation and Other Matters.	~~84~~48

ARTICLE 7.

Negative Covenants

Section 7.1	Indebtedness of Holdco, EnergySolutions and Its Subsidiaries.	~~85~~48
Section 7.2	Limitation on Liens.	~~88~~48
Section 7.3	Amendment and Waiver.	~~88~~48
Section 7.4	Liquidation, Merger, Disposition of Assets.	~~88~~48
Section 7.5	Limitation on Guaranties.	~~89~~48
Section 7.6	Investments and Acquisitions.	~~89~~48
Section 7.7	Financial Covenants.	~~92~~48
Section 7.8	Affiliate Transactions and Restricted Payments.	~~93~~48
Section 7.9	Real Estate.	~~93~~48

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Page

Section 7.10	ERISA Liabilities.	~~93~~48
Section 7.11	Limitation on Preferred Stock.	~~94~~48
Section 7.12	Negative Pledge.	~~94~~48
Section 7.13	Payment Restrictions Affecting Subsidiaries.	~~94~~48
Section 7.14	Speculative Transactions.	~~95~~48
Section 7.15	Name, Jurisdiction of Organization and Business.	~~95~~48
Section 7.16	[Reserved]	~~95~~48
Section 7.17	Permitted Activities of Holdings and Parent	~~95~~48

ARTICLE 8.

Default

Section 8.1	Events of Default.	~~96~~48
Section 8.2	Remedies.	~~99~~48
Section 8.3	Payments Subsequent to Declaration of Event of Default.	~~99~~48
Section 8.4	Actions in Respect of the Letters of Credit upon Default.	~~100~~48
Section 8.5	Certain Cure Rights.	~~100~~48

ARTICLE 9.

The Agents

Section 9.1	Appointment and Authorization.	~~101~~48
Section 9.2	Interest Holders.	~~101~~48
Section 9.3	Consultation with Counsel.	~~101~~48
Section 9.4	Documents.	~~102~~48
Section 9.5	CNAI and Affiliates.	~~102~~48
Section 9.6	Responsibility of the Administrative Agent and the Collateral Agent.	~~102~~48
Section 9.7	Collateral and Guaranty Matters.	~~102~~48
Section 9.8	Action by the Administrative Agent and the Collateral Agent.	~~103~~48
Section 9.9	Notice of Default or Event of Default.	~~104~~48
Section 9.10	Responsibility Disclaimed.	~~104~~48
Section 9.11	Indemnification.	~~105~~48
Section 9.12	Credit Decision.	~~106~~48
Section 9.13	Successor Agents.	~~107~~48
Section 9.14	Delegation of Duties.	~~108~~48
Section 9.15	Additional Agents.	~~108~~48
Section 9.16	Administrative Agent May File Proofs of Claim.	~~108~~48
Section 9.17	Security Documents	~~109~~48

ARTICLE 10.

Change in Circumstances
Affecting Fixed Rate Loans

Section 10.1	Eurodollar Basis Determination Inadequate or Unfair.	~~109~~48
Section 10.2	Illegality.	~~109~~48
Section 10.3	Increased Costs.	~~110~~48
Section 10.4	Effect on Other Loans.	~~112~~48

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Page

ARTICLE 11.

Miscellaneous

Section 11.1	Notices.	~~112~~48
Section 11.2	Costs and Expenses.	~~114~~48
Section 11.3	Waivers.	~~114~~48
Section 11.4	Set-Off.	~~115~~48
Section 11.5	Binding Effect and Assignment.	~~115~~48
Section 11.6	Accounting Principles.	~~119~~48
Section 11.7	Counterparts.	~~119~~48
Section 11.8	Governing Law and Jurisdiction.	~~119~~48
Section 11.9	Severability.	~~120~~48
Section 11.10	Interest.	~~120~~48
Section 11.11	Table of Contents and Headings.	~~120~~48
Section 11.12	Amendment and Waiver.	~~120~~48
Section 11.13	Entire Agreement.	~~122~~48
Section 11.14	Other Relationships.	~~122~~48
Section 11.15	Directly or Indirectly.	~~122~~48
Section 11.16	Reliance on and Survival of Various Provisions.	~~122~~48
Section 11.17	Senior Debt.	~~123~~48
Section 11.18	Obligations Several.	~~123~~48
Section 11.19	Confidentiality.	~~123~~48
Section 11.20	No Liability of the Issuing Banks.	~~123~~48
Section 11.21	Patriot Act Notice.	~~124~~48
Section 11.22	Performance.	~~124~~48
Section 11.23	The Platform.	~~124~~48
Section 11.24	Holdco Release.	~~125~~48
Section 11.25	Conversion of Currencies	48

ARTICLE 12.

Waiver of Jury Trial

Section 12.1	Waiver of Jury Trial.	~~126~~48

-iv-

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of January 31, 2005, as first amended and restated as of April 13, 2005 and as further amended on February 1, 2006 and further amended and restated as of June 7, 2006, is made by and among ENERGYSOLUTIONS, LLC, a Utah limited liability company (“EnergySolutions”), ENV HOLDINGS LLC (“Holdco”), the Lenders party hereto from time to time, CITIGROUP GLOBAL MARKETS INC. (“CGMI”), as sole lead arranger (the “Arranger”), Citicorp North America, Inc. (“CNAI”), as administrative agent (the “Administrative Agent”), as collateral agent (the “Collateral Agent”), as the initial revolving issuing bank (the “Initial Revolving Issuing Bank”) and as the initial synthetic issuing bank (the “Initial Synthetic Issuing Bank”) and Calyon New York Branch (“Calyon”), as syndication agent (the “Syndication Agent”).

WITNESSETH:

WHEREAS, EnergySolutions, Holdco, certain lenders party thereto (the “Original Lenders”), and Calyon, as administrative agent, syndication agent, documentation agent and sole lead arranger entered into that certain credit agreement, dated as of January 31, 2005 and first amended and restated as of April 13, 2005 and as further amended on February 1, 2006 (the “Original Credit Agreement”);

WHEREAS, EnergySolutions requested various Commitments and Loans on January 31, 2005 and the First Amendment Effective Date, which occurred on such dates;

WHEREAS, on the First Amendment Effective Date, EnergySolutions, Holdco, certain lenders and agents party thereto entered into the Second Lien Credit Agreement, pursuant to which the lenders made term loans to EnergySolutions in an aggregate principal amount of $170,000,000;

WHEREAS, on the Second Amendment Effective Date, EnergySolutions shall acquire, directly or indirectly (the “Duratek Acquisition”), all of the equity interests of Duratek, Inc., a Delaware corporation (“Target”, and (x) after the Merger (as defined below) and (y) for the purposes of the representations and warranties made pursuant to the Loan Documents on the Second Amendment Effective Date, “Duratek”), in accordance with a merger agreement dated as of February 6, 2006 among EnergySolutions, Dragon Merger Corporation (“Dragon”, and before the Merger, “Duratek”) and Target (the “Duratek Acquisition Agreement”) pursuant to which Dragon will merge (the “Merger”) on the Second Amendment Effective Date with and into Target, with Target surviving the Merger;

WHEREAS, in connection with the Duratek Acquisition, EnergySolutions shall repay all existing indebtedness of the Acquired Business (as defined below) (the “Duratek Refinancing”), other than such indebtedness set forth on Schedule 1-A hereto;

WHEREAS, simultaneously herewith, Duratek shall enter into a credit agreement (the “Duratek Loan Agreement”), between Duratek, the Collateral Agent and the other agents and lenders party thereto, pursuant to which the lenders shall make term loans to Duratek in an aggregate principal amount of $240,000,000 (the “Duratek Loans”);

WHEREAS, the Obligations (as defined in the Original Credit Agreement, hereinafter the “Original Obligations”) of EnergySolutions and the other Loan Parties under the Original Credit all or substantially all of any other Person, which Person shall then become consolidated with EnergySolutions or any such Subsidiary in accordance with GAAP, or (b) any acquisition by EnergySolutions or any of the Subsidiaries of all or substantially all of the assets of any other Person; provided that Acquisition shall not mean or include any acquisition of any interest in real property, either individually or together with the acquisition of other property or assets.

“Acquisition Entity” shall mean in respect of any Acquisition of any entity, collectively, and on a consolidated basis, such entity and all of the other entities, if any, that are Affiliates or Subsidiaries of such entity and that are acquired with such entity in one transaction or a series of two or more related transactions.

“Additional Permitted Debt” shall mean Indebtedness of EnergySolutions and, after an IPO Reorganization, Duratek, that (i) is unsecured, (ii) is not guaranteed by Holdco, Parent, EnergySolutions or any of their Subsidiaries, (iii) matures no earlier than 180 days after the Maturity Date, (iv) requires no payment of principal (whether by way of scheduled amortization, mandatory redemption, mandatory prepayment, sinking fund or otherwise) to be made and (v) does not require Parent, EnergySolutions, Duratek or any of the Subsidiaries to maintain any specified financial condition.

“Administrative Agent” shall have the meaning set forth in the preamble to this Agreement.

“Administrative Agent’s Account” shall mean the account of the Administrative Agent maintained by the Administrative Agent at its office at 390 Greenwich Street, New York, NY 10013, Account No. 36852248 Attention: Christina Quezon, or such other account as the Administrative Agent shall specify from time to time in writing to the Lender Parties.

“Affiliate” shall mean, with respect to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such first Person. For purposes of this definition, “control” when used with respect to any Person includes, without limitation, the direct or indirect beneficial ownership of more than ten percent (10%) of the voting securities or voting equity of such Person, or the power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless otherwise specified, “Affiliate” shall mean an Affiliate of EnergySolutions, and shall include the Subsidiaries.

“Agent Parties” shall have the meaning set forth in Section 11.23.

“Agents” shall mean, collectively, the Administrative Agent, the Collateral Agent and the Syndication Agent.

“Agreement” shall mean this Credit Agreement, dated as of January 31, 2005, as first amended and restated as of April 13, 2005, as amended as of February 1, 2006 and as further amended and restated as of June 7, 2006, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Agreement Currency” shall have the meaning set forth in Section 11.25.

“Agreement Date” shall mean January 31, 2005.

“Amendment Transactions” shall have the meaning set forth in the recitals to this Agreement.

“Applicable Creditor” shall have the meaning set forth in Section 11.25.

“Applicable Law” shall mean, in respect of any Person, all provisions of constitutions, statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person, including, without limiting the foregoing, the Licenses and all Environmental Laws, and all orders, decisions, judgments and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

“Applicable Margin” shall mean the interest rate margin applicable to Loans and Synthetic Deposits hereunder as determined in accordance with Section 2.3(f) hereof.

“Approved Fund” shall mean, with respect to any Lender Party, any fund that invests in commercial loans and is managed or advised by such Lender Party or an Affiliate of such Lender Party, or by the same investment advisor as such Lender Party or by an Affiliate of such investment advisor.

“Arranger” shall have the meaning set forth in the preamble to this Agreement.

“Assignment and Acceptance” shall mean an Assignment and Acceptance Agreement substantially in the form attached hereto as Exhibit P.

“Assumption Agreement” shall mean an Assumption Agreement substantially in the form attached hereto as Exhibit B.

“Authorized Signatory” shall mean such officers of each Loan Party as may be duly authorized and designated in writing by such Loan Party to execute documents, agreements and instruments on behalf of such Loan Party.

“Available Amount” of any Letter of Credit shall mean, at any time, (i) if the Letter of Credit is denominated in Dollars, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing) and (ii) if the Letter of Credit is denominated in an Available Foreign Currency, the Dollar Equivalent of the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Available Foreign Currencies” shall mean Canadian Dollars and Euro or such other currency as agreed to by the Administrative Agent and EnergySolutions.

“Base Rate” shall mean a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a) the rate of interest announced by CNAI, from time to time, as its prime rate in effect at its principal office in the city of New York; and

(b) a rate of interest that is  1/2 of 1% above the Federal Funds Rate.

The Base Rate is an index rate and is not necessarily intended to be the lowest or best rate of interest charged to customers in connection with extensions of credit or to other banks.

“Base Rate Basis” shall mean a simple interest rate equal to the sum of (a) the Base Rate and (b) the Applicable Margin. The Base Rate Basis shall be adjusted automatically as of the opening of business on the effective date of each change in the Base Rate to account for such change and shall also be changed to reflect adjustments in the Applicable Margin.

“Base Rate Option Loan(s)” shall mean either or both of a Base Rate Term Loan and a Base Rate Revolving Loan, as the context may require.

“Base Rate Revolving Loan” shall mean the portion of the Revolving Loans as to which EnergySolutions has elected the Base Rate Basis for the interest rate thereon, in accordance with the provisions of Section 2.2 hereof, and which, except in the case of a Base Rate Revolving Loan the proceeds of which shall be used solely to repay or prepay in full outstanding Letter of Credit Loans, shall be in a principal amount of at least $500,000 and in an integral multiple of $100,000.

“Base Rate Term Loan” shall mean the portion of the Term Loans as to which EnergySolutions has elected the Base Rate Basis for the interest rate thereon, in accordance with the provisions of Section 2.2 hereof, and which shall be in a principal amount of at least $5,000,000 and in an integral multiple of $1,000,000.

~~“Base Return” means an amount equal to the Eurodollar Basis for the applicable Investment Period as if such deposit were deemed to be a Eurodollar Option Loan hereunder for such Investment Period (exclusive of any Applicable Margin that would be applicable thereto).~~

“Business Day” shall mean a day of the year on which banks are not required or authorized by law to close in New York, New York and, if the applicable Business Day relates to any Eurodollar Option Loans, on which dealings are carried on in the London interbank market.

“Calyon” shall have the meaning set forth in the preamble to this Agreement.

“Canadian Dollars” shall mean lawful money of Canada.

“Capital Expenditures” shall mean, in respect of any Person, without duplication, expenditures for (i) the purchase of tangible assets of long-term use which are capitalized in accordance with GAAP and (ii) Real Property Acquisitions, to the extent not otherwise included in clause (i); provided that Capital Expenditures shall not include any expenditures that (a) constitute Permitted Acquisitions, (b) are made with casualty insurance proceeds to the extent such proceeds are permitted to be reinvested pursuant to the terms of this Agreement, (c) are deemed to occur by virtue of the trade-in or other exchange of existing assets permitted under this Agreement or (d) are made with the cash proceeds of an asset disposition permitted under this Agreement to purchase an asset of like kind or function.

“Debt Service” shall mean, for any period, the amount of Cash Interest Expense, together with scheduled principal repayments (excluding any repayments made or required to be made in accordance with Section 2.8 hereof) in respect of Indebtedness for Money Borrowed, of EnergySolutions (or, after the IPO Reorganization, Parent) and its Subsidiaries on a consolidated basis. For purposes of this definition, “principal” shall include the principal component of payments for such period in respect of Capitalized Lease Obligations.

“Deed of Trust” shall mean that certain Utah Deed of Trust and Fixture Filing, dated as of the Agreement Date, executed by EnergySolutions in favor of the Administrative Agent, as amended through the date hereof.

“Deed of Trust Amendment” shall mean the Fourth Amendment to Utah Deed of Trust and Fixture Filing, dated as of the Second Amendment Effective Date, from EnergySolutions, as trustor, to the Collateral Agent, as beneficiary, in respect of the Deed of Trust, in form and substance reasonably satisfactory to the Collateral Agent and as the same may be further amended from time to time.

“Default” shall mean any of the events specified in Section 8.1, regardless of whether there shall have occurred any passage of time or giving of notice, or both, that would be necessary in order to constitute such event.

“Default Rate” shall mean a simple per annum interest rate equal to the sum of the otherwise applicable Interest Rate Basis plus two percent (2%). With respect to amounts (other than principal) bearing interest at the Default Rate, for purposes of the foregoing sentence, the words “otherwise applicable Interest Rate Basis” shall be deemed to mean the Base Rate Basis.

“Defaulting Lender” shall have the meaning set forth in Section 2.2(e)(iv).

“Derivatives Contract” shall mean any forward contract (other than a contract to purchase inputs or provide services entered into in the ordinary course of the Permitted Business), futures contract, option (other than an option to purchase inputs or provide services entered into in the ordinary course of the Permitted Business), swap, notional principal contract, synthetic position or other financial contract similar to any of the foregoing.

“Disbursement” shall have the meaning set forth in Section 2.17(d).

“Dollar Equivalent” shall mean, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Available Foreign Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent using the applicable Exchange Rate.

“Dollars” or “$” shall mean the basic unit of the lawful currency of the United States of America.

“Duratek” shall have the meaning set forth in the recitals to this Agreement.

“Duratek Acquisition” shall have the meaning set forth in the recitals to this Agreement.

thereunder, relating to human health or safety, Hazardous Materials, pollution, noise, the environment or natural resources, as such laws (and all other items indicated above) have been or may be amended from time to time. Environmental Law includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Atomic Energy Act, the Energy Reorganization Act, the Uranium Mill Tailings Radiation Control Act, the Hazardous Waste Transportation Act, the Energy Policy Act, the Low-level Radioactive Waste Policy Act, the Nuclear Waste Policy Act, the Utah Radiation Control Act, the Utah Air Conservation Act, the Utah Solid and Hazardous Waste Act, the Utah Water Quality Act, the Tennessee Radiological Health Service Act, the South Carolina Radiation Control Act, the South Carolina Radioactive Waste Transportation and Disposal Act, the Tennessee Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Oil Pollution Act of 1990 and the Occupational Safety and Health Act; each as from time to time amended, and the regulations promulgated thereunder, and all analogous state and local statutes in any state in which EnergySolutions or any of the Subsidiaries is engaged in a Permitted Business, including any environmental transfer of ownership notification or approval statutes.

“Environmental Permit” shall mean any permit, authorization, approval, license, registration, consent, order, certificate, waiver, exception, variance, exemption or filing with or issued by any court or governmental or regulatory agency, authority, entity, department, commission or board relating to or required by any Environmental Law.

“Environmental Testing” shall have the meaning set forth in Section 5.15(d) hereof.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“Equity Sponsors” shall mean, collectively, the Primary Equity Sponsors and the Local Investors.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Affiliate” shall mean any Person, including a Subsidiary or an Affiliate of EnergySolutions, that is a member of any group of organizations (within the meaning of Code Section 414(b), 414(c), 414(m) or 414(o)) of which EnergySolutions is a member.

“ERISA Affiliate Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code maintained by an ERISA Affiliate or to which an ERISA Affiliate contributed, contributes or is obligated to contribute.

“Euro” or means the single currency of the Participating Member States.

“Eurocurrency Liabilities” has the meaning set forth in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

2.2 hereof, and which shall be in a principal amount of at least $5,000,000 and in an integral multiple of $1,000,000.

“Event of Default” shall mean any of the events set forth in Section 8.1, provided that any requirement for notice or lapse of time or both has been satisfied.

“Excess Cash Flow” shall mean (y) for the first three quarters of each fiscal year, based upon the unaudited financial statements for such fiscal quarter required to be provided under Section 6.1 hereof, and (z) for the fourth quarter of each fiscal year, based on the audited financial statements for such fiscal year required to be provided under Section 6.2 hereof and calculated, for such fourth quarter, by subtracting from the annual amount of each element of the determination of Excess Cash Flow, the aggregate amount of such element utilized in determining Excess Cash Flow for any of the preceding fiscal periods during such fiscal year, the remainder, if any, without duplication, of (a) the Operating Cash Flow (calculated by excluding from Operating Cash Flow (x) the net income of Duratek and its Subsidiaries on a consolidated basis determined in accordance with GAAP, (y) any items that would be added to the net income of Duratek and its Subsidiaries in the calculation of the operating cash flow of Duratek and its Subsidiaries (calculated in the same manner, and with the same adjustments, as “Operating Cash Flow” of EnergySolutions and its Subsidiaries) and (z) the costs, expenses and charges identified in clauses (f) and (g) of the definition of “Operating Cash Flow”) for such fiscal quarter minus (b) the sum of the following: (i) Capital Expenditures by EnergySolutions and its Subsidiaries (other than Duratek and its Subsidiaries) during such fiscal quarter (other than Capital Expenditures that are financed with the proceeds of Indebtedness); (ii) Tax Distributions made by EnergySolutions and cash Taxes paid by EnergySolutions and its Subsidiaries (other than Duratek and its Subsidiaries) during such fiscal quarter; (iii) Debt Service paid by EnergySolutions and its Subsidiaries (other than Duratek and its Subsidiaries) for such fiscal quarter; (iv) to the extent not included in the calculation of Operating Cash Flow, legal fees and expenses of, or the payment of any judgment against, any Loan Party paid by EnergySolutions and Permitted Advisory Fees for such fiscal quarter and (v) cash paid by EnergySolutions or any of the Subsidiaries (other than Duratek and its Subsidiaries) in respect of a Permitted Acquisition during such fiscal quarter; provided that (i) after the IPO Reorganization, all references to EnergySolutions in this definition of “Excess Cash Flow” (other than in clause (x)) shall be deemed to be references to Parent and (ii) “Duratek and its Subsidiaries” shall not include EnergySolutions and its Subsidiaries if EnergySolutions is a Subsidiary of Duratek.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Rate” shall mean, on any day with respect to any Available Foreign Currency, the rate at which such Available Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such Available Foreign Currency; in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as determined by the Administrative Agent, or, in the absence of such publicly available service, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Available Foreign Currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later.

“Initial Synthetic Issuing Bank” shall have the meaning set forth in the preamble to this Agreement.

“Intercompany Loans” shall have the meaning set forth in Section 7.6(c) hereof.

“Interest Coverage Ratio” shall mean, as of any calculation date and for the four fiscal-quarter period then ended, on a consolidated basis for EnergySolutions (or, after the IPO Reorganization, Parent) and its Subsidiaries, the ratio of Operating Cash Flow to Cash Interest Expense for such period.

“Interest Period” shall mean (a) in connection with any Base Rate Option Loan, the period beginning on the date such Loan is made or deemed continued and ending on the last Business Day of the calendar quarter in which such Loan is made or deemed continued; provided, however, that if a Base Rate Option Loan is made or deemed continued on the last day of any calendar quarter, it shall have an Interest Period ending on, and its Payment Date shall be, the last day of the following calendar quarter, ~~and~~ (b) in connection with any Eurodollar Option Loan, the term of the related Eurodollar Period selected by EnergySolutions or otherwise determined in accordance with this Agreement and (c) in connection with any Synthetic Deposit, the period beginning on (and including) the date on which such Synthetic Deposit is deposited or on the last day of the preceding Interest Period and ending on (but excluding) the date which is 30 days thereafter. Notwithstanding the foregoing, however, (i) any applicable Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless, with respect to Eurodollar Option Loans only, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any applicable Interest Period, with respect to Eurodollar Option Loans only, which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end shall (subject to clause (i) above) end on the last day of such calendar month, and (iii) no Interest Period shall extend beyond the Term Loan Maturity Date or the Revolving Maturity Date with respect to Interest Periods applicable to Revolving Loans and Term Loans or such earlier date as would interfere with EnergySolutions’ repayment obligations hereunder. Interest shall be due and payable with respect to any Loan as provided in Section 2.3 hereof.

“Interest Rate Basis” shall mean the Base Rate Basis or the Eurodollar Basis, as appropriate.

“Investment” shall mean, with respect to any Person, any loan, advance or extension of credit (other than to customers in the ordinary course of business) by such Person to, or any Guaranty or other contingent liability with respect to the capital stock, limited partnership interests, general partnership interests, or other securities or other equity or ownership interests, Indebtedness or other obligations of, or any contributions to the capital of, any other Person, or any ownership, purchase or other acquisition by such Person of any interest in any Indebtedness, capital stock, limited partnership interests, general partnership interests, or other securities or other equity or ownership interests of any such other Person, other than an Acquisition. “Investment” shall also include the total cost of any future commitment or other obligation binding on any Person to make an Investment or any subsequent Investment.

~~“Investment Period” means, relative to any Synthetic Deposits earning a Participation Fee, the period beginning on (and including) the date on which such Synthetic Deposit is deposited or on the last day of the preceeding Investment Period and ending on (but excluding) the day which numerically corresponds to such date three months thereafter; provided, however, that if any such Investment Period would otherwise end on a day which is not a Business Day, such Investment Period shall end on the next~~

~~following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Investment Period shall end on the Business Day next preceding such numerically corresponding day).~~

“IPO Reorganization” shall mean a series of substantially contemporaneous transactions in connection with or in contemplation of an initial public offering of the shares of common stock of Parent whereby (i) Holdco becomes the direct owner of 100% of the economic and voting interest in Parent and (ii) Parent becomes the direct or indirect owner of 100% of the economic and voting interests in each of EnergySolutions and Duratek to the extent Parent does not theretofore own, directly or indirectly, 100% of the economic and voting interests in Duratek. For the avoidance of doubt, the IPO Reorganization may include, without limitation, (a) the distribution of shares of capital stock of Parent by Holdco to its direct or indirect owners, (b) the contribution of shares of capital stock of Parent to Holdco, (c) the contribution of all the outstanding equity interests in EnergySolutions to Parent and/or to a wholly owned subsidiary of Parent that is a Loan Party and (d) one or more indirect corporate investors in Holdco merges with and into, or transfers all or substantially all its assets (subject to its liabilities) to Parent, in connection with or in contemplation of an initial public offering of the shares of common stock of Parent.

“Issuing Banks” shall mean the Revolving Issuing Bank and the Synthetic Issuing Bank.

“Judgment Currency” shall have the meaning set forth in Section 11.25.

“L/C Collateral Account” shall mean an interest bearing cash collateral account to be established and maintained by the Administrative Agent, over which the Administrative Agent shall have sole dominion and control, upon terms as may be satisfactory to the Administrative Agent.

“L/C Disbursement” shall mean a payment or disbursement made by the Revolving Issuing Bank pursuant to a Revolving Letter of Credit.

“L/C Related Documents” shall have the meaning set forth in Section 2.4(c)(ii)(A).

“Lender Party” shall mean any Lender or any Issuing Bank.

“Lenders” shall mean each financial institution party to the Original Credit Agreement or listed on the signature page hereto as a Lender, and any other Person that has become a party to the Original Credit Agreement in accordance with Section 11.5 thereof or which becomes a Lender hereunder pursuant to Section 11.5 for so long as such Lender or Person, as the case may be, shall be a party to this Agreement.

“Letter of Credit” means, as the context may require, a Revolving Letter of Credit and/or a Synthetic Letter of Credit.

“Letter of Credit Agreement” means, as the context may require, a Revolving Letter of Credit Agreement and/or a Synthetic Letter of Credit Agreement.

“Letter of Credit Loan” shall mean a funding made by the Revolving Issuing Bank or any Revolving Lender pursuant to Section 2.2(f)(ii).

“Leverage Ratio” shall mean, as of any calculation date and for the relevant period then ended, on a consolidated basis for EnergySolutions (or, after the IPO Reorganization, Parent) and its Subsidiaries, the ratio of Indebtedness for Money Borrowed as of such calculation date to the Operating Cash Flow for such period.

“LGB” shall mean Lindsay Goldberg & Bessemer L.P. and its Affiliates.

“Licenses” shall mean any permits or licenses held by EnergySolutions, Parent or any of the Subsidiaries, all of which are listed as of the Second Amendment Effective Date on Schedule 2 hereto.

“Lien” shall mean, with respect to any property, any mortgage, lien, pledge, assignment, charge, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment or other encumbrance of any kind in respect of such property, whether created by statute, contract, the common law or otherwise, and whether or not choate, vested or perfected; provided, however, that “Lien” shall not include any license, sublicense, lease or sublease of or with respect to any personal property.

“Loan Documents” shall mean this Agreement (including the Original Credit Agreement, as amended and restated hereby), the Assumption Agreement, any Notes, the Security Documents, the Guarantees, each Letter of Credit Agreement, the Fee Letter, all Requests for Loans and all other material documents and agreements executed or delivered by a Loan Party in connection with this Agreement.

“Loan Parties” shall mean, collectively, EnergySolutions, each Subsidiary Guarantor, Holdco and, upon its formation, Parent.

“Loans” shall mean, collectively, the Revolving Loans, the Letter of Credit Loans ~~and~~, the Term Loans and unreimbursed Disbursements in accordance with Section 2.17(d).

“Local Investors” shall mean, collectively, Peterson Partners IV, L.P. and its Affiliates.

“Majority Lenders” shall mean, at any time, lenders owed or holding at least a majority in interest of the sum, without duplication, of (a) the aggregate principal amount of the Loans outstanding at such time, (b) the aggregate Available Amount of all Revolving Letters of Credit outstanding at such time (c) the aggregate amount of Synthetic Deposits at such time, (d) the aggregate Unused Revolving Commitments at such time and (e) the aggregate principal amount of the Duratek Loans outstanding at such time; provided, however, that (I) if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Majority Lenders at such time (i) the aggregate principal amount of the Loans owing to such Lender (in its capacity as a Lender) and outstanding at such time, (ii) such Lender’s Pro Rata Share of the aggregate Available Amount of all Revolving Letters of Credit outstanding at such time and (iii) the Unused Revolving Commitment of such Lender at such time and (II) if any lender shall be a “Defaulting Lender” (as defined in the Duratek Loan Agreement) at such time, there shall be excluded from the determination of Majority Lenders at such time the aggregate principal amount of the Duratek Loans owing to such lender (in its capacity as a lender) and outstanding at such time. For purposes of this definition, the aggregate principal amount of (x) Letter of Credit Loans owing to the Revolving Issuing Bank and (y) the Available Amount of each Revolving Letter of Credit shall be deemed “owed to” the Revolving Lenders ratably in accordance with their respective Revolving Commitments.

a period in which Operating Cash Flow is to be determined hereunder, such Operating Cash Flow will be determined on a pro forma basis as if such Acquisition were consummated on the first day of the relevant period and (ii) after the IPO Reorganization, all references to EnergySolutions in this definition of “Operating Cash Flow” shall be deemed to be references to Parent.

“Original Collateral” shall have the meaning set forth in the recitals to this Agreement.

“Original Credit Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Original Lenders” shall have the meaning set forth in the recitals to this Agreement.

“Original Obligations” shall have the meaning set forth in the recitals to this Agreement.

“Original Security Documents” shall have the meaning set forth in the recitals to this Agreement.

“Original Term Loans” shall have the meaning set forth in the recitals to this Agreement.

“Other Taxes” shall have the meaning set forth in Section 2.14.

“Parent” shall mean a Person formed prior to, on or after the Second Amendment Effective Date that Guarantees the Secured Obligations and (i) prior to the IPO Reorganization, is a Subsidiary of EnergySolutions and which holds 100% of the equity interests of Duratek and (ii) after the IPO Reorganization, is a direct Subsidiary of Holdco and the direct or indirect owner of 100% of the Equity Interests of EnergySolutions and Duratek. All representations, warranties and covenants herein applicable to Parent shall apply upon the formation of Parent.

“Participating Member State” means any member state of the European Community that adopts or had adopted the euro as its lawful currency in accordance with legislation of the European Community relating to the Economic and Monetary Union.

“Participation Fees” shall have the meaning set forth in Section 2.5(d)(i).

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law on October 26, 2001.

“Payment Date” shall mean, with respect to any Loan, the last day of any Interest Period applicable to such Loan and the date of payment in full of such Loan.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Performance Certificate” shall mean a certificate of an executive officer of EnergySolutions as to its financial performance, in substantially the form attached as Exhibit C hereto.

“Permitted Acquisition” means an Acquisition by EnergySolutions or any of the Subsidiaries of any Person (i) primarily engaged in a Permitted Business and (ii) who Guarantees the Secured Obligations.

date thereof, and (b) state that there shall not exist, on the first day of the requested Interest Period, both before and after giving effect to such request, a Default.

“Restricted Payment” shall mean (a) any direct or indirect cash distribution, cash dividend or other cash payment by Holdco, EnergySolutions, Parent or any of their Subsidiaries to any Person (other than to EnergySolutions or any other Subsidiary) on account of any general or limited partnership interest in, membership interest in, or ownership of any shares of capital stock or other securities of, EnergySolutions, Parent or any of their Subsidiaries; or (b) any payment by Holdco, EnergySolutions, Parent or any of their Subsidiaries to a Person other than EnergySolutions, Parent or any of their Subsidiaries under any management or consulting agreement, or other similar agreement or arrangement not entered into in the ordinary course of business.

“Restructuring Cost Cap” shall mean $20,000,000 for the four-quarter period ended September 30, 2006. For each successive four-quarter period thereafter, “Restructuring Cost Cap” shall be reduced by $2,500,000. For the avoidance of doubt, the “Restructuring Cost Cap” shall be $17,500,000 for the four-quarter period ended December 31, 2006 and $0 for the four-quarter period ended September 30, 2008.

“Revolving Commitment” shall mean, with respect to any Revolving Lender at any time, the amount set forth opposite such Lender’s name on Schedule 4-A hereto under the caption “Revolving Commitment” or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 11.5(c) as such Lender’s “Revolving Commitment.”

“Revolving Issuing Bank” shall mean (i) the Initial Revolving Issuing Bank and any assignee to which a Revolving Letter of Credit Commitment hereunder has been assigned pursuant to Section 11.5 so long as each such assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as the Revolving Issuing Bank and notifies the Administrative Agent of the amount of its Revolving Letter of Credit Commitment (which information shall be recorded by the Administrative Agent in the Register), for so long as the Initial Revolving Issuing Bank or assignee, as the case may be, shall have a Revolving Letter of Credit Commitment and (ii) with respect to the existing letters of credit set forth on Schedule 1-B hereto, each Lender identified as a “Revolving Issuing Bank” on such schedule.

“Revolving Lender” shall mean a Lender that has a Revolving Commitment.

“Revolving Letter of Credit” shall have the meaning set forth in Section 2.1(c), but shall include those letters of credit existing on the Second Amendment Effective Date set forth on Schedule 1-B hereto.

“Revolving Letter of Credit Agreement” shall have the meaning set forth in Section 2.2(f)(i).

“Revolving Letter of Credit Commitment” shall mean, with respect to the Revolving Issuing Bank, an amount equal to (i) prior to the deposit of the Synthetic Deposits in the Synthetic Deposit Account pursuant to Section 2.16(b)(i) $35,000,000 and (ii) after such deposit, $~~10,000,000~~30,000,000.

“Revolving Loans” shall mean, collectively, the amount advanced by the Revolving Lenders to EnergySolutions under the Revolving Commitment, not to exceed the aggregate amount of the Revolving Commitments.

“Revolving Maturity Date” shall mean June 7, 2011.

“Revolving Notes” shall mean those certain revolving promissory notes in the aggregate original principal amount of (i) prior to the deposit of the Synthetic Deposits in the Synthetic Deposit Account pursuant to Section 2.16(b)(i) $100,000,000 and (ii) after such deposit, $75,000,000, one issued by EnergySolutions to each of the Revolving Lenders issuing a Revolving Commitment that requests a promissory note, in accordance with each such Revolving Lender’s Revolving Commitment, each one substantially in the form of Exhibit E attached hereto, and any extensions, modifications, renewals, endorsements or replacements of or amendments to any of the foregoing.

“Revolving Notice of Renewal” shall have the meaning set forth in Section 2.1(c).

“Revolving Notice of Termination” shall have the meaning set forth in Section 2.1(c).

“Rollover Letter of Credit” shall have the meaning set forth in Section 2.17(b).

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Second Amendment Effective Date” means June 7, 2006.

“Second Lien Credit Agreement” means the Second Lien Credit Agreement, dated as of the First Amendment Effective Date, among EnergySolutions, Holdco, CGMI, Calyon as administrative agent and collateral agent thereunder, and the lenders party thereto, as amended as of February 1, 2006.

“Secured Hedge Agreement” shall mean any Hedge Agreement that is entered into by and between any Loan Party and any Secured Party.

“Secured Obligations” shall mean (a) the Obligations and (b) the due and punctual payment and performance of all obligations of EnergySolutions and the other Loan Parties under each Hedge Agreement entered into with any counterparty that is a Secured Party.

“Secured Parties” shall mean, collectively, the Administrative Agent, each other Agent, the ~~Lenders~~Lender Parties and each counterparty to a Hedge Agreement if at the date of entering into such Hedge Agreement such person was a Lender or an Affiliate of a Lender and such person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 11.2 and 11.9 as if it were a Lender.

“Security Agreements” shall mean the EnergySolutions Security Agreement, the Subsidiary Security Agreement, the Holdco Security Agreement and any additional security agreement substantially

“Synthetic Deposit Sub-Account” shall have the meaning set forth in Section 2.16(a).

“Synthetic Deposit Return” shall have the meaning set forth in Section 2.16(d).

“Synthetic Facility Availability Date” shall mean any Business Day on or after the establishment of the Synthetic Deposit Account pursuant to Section 2.16(a). On such date, after giving effect to any Rollover Letters of Credit being deemed Synthetic Letter of Credit hereunder, the Available Amount for all Revolving Letters of Credit shall not exceed $~~10,000,000~~30,000,000.

“Synthetic Facility Available Amount” shall mean $25,000,000 less (i) the aggregate amount of all Synthetic Deposits returned to Lenders pursuant to Section 2.7 and (ii) the Dollar Equivalent of the amount of unreimbursed Disbursements in accordance with Section 2.16(c)(i).

“Synthetic Issuing Bank” shall mean the Initial Synthetic Issuing Bank and any other Person deemed to be a Synthetic Issuing Bank pursuant to Section 2.17(b) and any assignee (i) consented to by the Administrative Agent and EnergySolutions (each such consent not to be unreasonably withheld or delayed) and (ii) to which a Synthetic Deposit hereunder has been assigned pursuant to Section 11.5 so long as each such assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as the Synthetic Issuing Bank and notifies the Administrative Agent of the amount of its Synthetic Deposit (which information shall be recorded by the Administrative Agent in the Register), for so long as the Initial Synthetic Issuing Bank or assignee, as the case may be, shall have a Synthetic Deposit.

“Synthetic Lender” shall mean, as of any time of determination, any Lender which has a Synthetic Deposit Percentage greater than 0%.

“Synthetic Letter of Credit” shall have the meaning set forth in Section 2.17(a).

“Synthetic Letter of Credit Agreement” shall have the meaning set forth in Section 2.2(f)(i).

“Synthetic Letter of Credit Commitment” shall mean the Synthetic Issuing Bank’s obligation to issue Synthetic Letters of Credit pursuant to Section 2.17(a) and, with respect to each Synthetic Lender, such Lender’s Synthetic Letter of Credit Participation Obligation.

“Synthetic Letter of Credit Maturity Date” shall mean June 7, 2013.

“Synthetic Letter of Credit Outstandings” shall mean, at any time of determination, the sum of (i) the aggregate Available Amount of all issued and outstanding Synthetic Letters of Credit plus (ii) all outstanding Synthetic Reimbursement Obligations.

“Synthetic Letter of Credit Participation Obligation” shall have the meaning set forth in Section 2.17(c).

“Synthetic Notice of Renewal” shall have the meaning set forth in Section 2.17(a).

“Synthetic Notice of Termination” shall have the meaning set forth in Section 2.17(a).

Section 1.5 Pro Forma Calculations.

For purposes of computing each of the Leverage Ratio and the Interest Coverage Ratio for any purpose hereunder, such ratio (and any financial calculations or components required to be made or included therein) shall be determined, with respect to the relevant period, after giving pro forma effect to the Duratek Acquisition, each Permitted Acquisition and disposition of a Person, line of business or division consummated during such period (including, in each case, any incurrence, assumption, refinancing or repayment of Indebtedness for Money Borrowed), as if such Duratek Acquisition, Permitted Acquisition, disposition or related transactions had been consummated on the first day of such period, in each case, either (i) prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, or (ii)(a) that have been certified by a financial officer of EnergySolutions as having been prepared in good faith based upon reasonable assumptions and (b) are reasonably acceptable to the Administrative Agent.

ARTICLE 2.

Loans and Letters of Credit

Section 2.1 The Loans and the Letters of Credit.

(a) The Revolving Loans. The Revolving Lenders agree, severally in accordance with their respective Revolving Commitments and not jointly, upon the terms and subject to the conditions of this Agreement, to lend and relend to EnergySolutions, on and after the Agreement Date and prior to the Revolving Maturity Date, amounts requested by EnergySolutions which, in the aggregate, do not exceed at any time the aggregate Revolving Commitments; provided that no Loan may be made at any time under this Section 2.1(a) in an amount that shall exceed the aggregate Unused Revolving Commitments at such time. Loans under the Revolving Commitment may be repaid and reborrowed as provided in Section 2.2 hereof.

(b) The Term Loans. The Lenders who have agreed to make Term Loans agree, severally in accordance with their respective Term Commitments as set forth on Schedule 4-B hereof and not jointly, upon the terms and subject to the conditions of this Agreement, to lend to EnergySolutions, on the Second Amendment Effective Date, an aggregate amount equal to $530,000,000. After the Second Amendment Effective Date, the Term Loans will bear interest at the Eurodollar Basis or the Base Rate Basis as provided in Section 2.2 hereof. Amounts borrowed under this Section 2.1(b) and repaid or prepaid may not be reborrowed.

(c) Revolving Letters of Credit. The Revolving Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue (or cause any of its Affiliates that is a commercial bank to issue on its behalf) standby letters of credit (each a “Revolving Letter of Credit”) in Dollars or any Available Foreign Currency for the account of EnergySolutions or any of the Subsidiaries from time to time on any Business Day during the period from the Agreement Date until 5 days before the Revolving Maturity Date in an aggregate Available Amount (i) for all Revolving Letters of Credit not to exceed at any time the Revolving Letter of Credit Commitment at such time and (ii) for each such Revolving Letter of Credit not to exceed the aggregate Unused Revolving Commitments as of the date of issuance thereof. No Revolving Letter of Credit shall have an expiration date later than the earlier of (i) one year after the date of issuance thereof, or (ii) five (5) days before the Revolving Maturity Date, but may by its terms be

(f) Issuance of and Drawings and Reimbursement Under Letters of Credit.

(i) Request for Issuance. Each Letter of Credit shall be issued upon notice, given not later than 12:30 p.m. (New York time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit, by EnergySolutions to the applicable Issuing Bank, which shall give to the Administrative Agent and each Revolving Lender (in the case of a request for a Revolving Letter of Credit) or each Synthetic Lender (in the case of a request for a Synthetic Letter of Credit) prompt notice thereof by telecopier or electronic communication. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed immediately in writing, or telecopier or electronic communication, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit (which amount shall not be less than $100,000), (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, and shall be accompanied by such application and agreement for Letter of Credit as the Issuing Bank may specify to EnergySolutions for use in connection with such requested Letter of Credit (a “Revolving Letter of Credit Agreement” or a “Synthetic Letter of Credit Agreement,” as applicable). If (x) the requested form of such Letter of Credit is acceptable to the applicable Issuing Bank in its sole discretion, (y) as of the requested date of issuance, the requirements of Section 2.1(c) or 2.17(a) hereof have been satisfied as to such Letter of Credit, and (z) the applicable Issuing Bank has not received notice of objection to such issuance from the Majority Lenders, the applicable Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article 3, make such Letter of Credit available to EnergySolutions at its office referred to in Section 11.1 or as otherwise agreed with EnergySolutions in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(ii) Participations. Upon the issuance of a Revolving Letter of Credit by the Revolving Issuing Bank, the Revolving Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Revolving Lender, and each such Revolving Lender shall be deemed, without further action by any party hereto, to have purchased from the Revolving Issuing Bank, a participation in such Revolving Letter of Credit in an amount for each Revolving Lender equal to the Dollar Equivalent of such Lender’s Pro Rata Share of the Available Amount of such Revolving Letter of Credit, effective upon the issuance of such Revolving Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay such Lender’s Pro Rata Share of each L/C Disbursement made by the Revolving Issuing Bank and not reimbursed by EnergySolutions forthwith on the date due as provided in Section 2.4(c) (or which has been so reimbursed but must be returned or restored by the Revolving Issuing Bank because of the occurrence of an event specified in Section 8.1(f) or (g) or otherwise) by making available to the Administrative Agent for the account of the Revolving Issuing Bank by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to the Dollar Equivalent of such Lender’s Pro Rata Share of such L/C Disbursement. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.2(f)(ii) in respect of Revolving Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or the termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. If and to the extent that any Revolving Lender shall not have so made the amount of such L/C Disbursement available to the Administrative Agent, such Revolving Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date such L/C Disbursement is due pursuant to Section 2.4(c) until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of the Revolving Issuing Bank, as applicable. If such Lender shall pay to the Administrative Agent such amount for the account of the Revolving Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Loan made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Loan made by the Revolving Issuing Bank shall be reduced by such amount on such Business Day.

(iii) Drawing and Reimbursement. The payment by the Revolving Issuing Bank of a draft drawn under any Revolving Letter of Credit shall constitute for all purposes of this Agreement the making by the Revolving Issuing Bank of a Letter of Credit Loan, which shall be a Base Rate Option Loan, in the Dollar Equivalent of the amount of such draft.

(iv) Letter of Credit Reports. The Issuing Banks shall furnish (A) to the Administrative Agent on or about the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued during the previous week and drawings during such week under all Letters of Credit, (B) to each Revolving Lender and Synthetic Lender on or about the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued during the preceding month and drawings during such month under all Letters of Credit and (C) to the Administrative Agent and each Revolving Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Revolving Letters of Credit.

(v) Failure to Make Letter of Credit Loans. The failure of any Lender to make the Letter of Credit Loan to be made by it on the date specified in Section 2.4(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Loan to be made by such other Lender on such date.

(vi) Applicability of ISP98. Unless otherwise expressly agreed by the applicable Issuing Bank and EnergySolutions when a Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

Section 2.3 Interest.

(a) On Base Rate Option Loans. Interest on each Base Rate Option Loan shall be computed on the basis of a year of 365/366 days for the actual number of days elapsed and shall be payable at the Base Rate Basis for such Base Rate Option Loan, in arrears on the applicable Payment Date for the period through the date immediately preceding such Payment Date. Interest on Base Rate Option Loans then outstanding shall also be due and payable on the Revolving Maturity Date or Term Loan Maturity Date, as applicable, with respect to Revolving Loans and Term Loans.

(b) On Eurodollar Option Loans. Interest on each Eurodollar Option Loan shall be computed on the basis of a 360-day year for the actual number of days elapsed and shall be payable at the Eurodollar Basis for such Eurodollar Option Loan, in arrears on the applicable Payment Date for the

Notwithstanding anything to the contrary in this Section 2.4(b), any unpaid principal and interest of the Term Loans shall be due and payable in full on the Term Loan Maturity Date.

(c) Letter of Credit Loans.

(i) EnergySolutions shall repay to the Administrative Agent for the account of the Revolving Issuing Bank and each other Revolving Lender that has made a Letter of Credit Loan on the earlier of (1) the Business Day when such Letter of Credit Loan is made, if made on or prior to 2:00 p.m. (New York time), or the succeeding Business Day, if made after 2:00 p.m. (New York time), and (2) the Revolving Maturity Date, the outstanding principal amount of each Letter of Credit Loan made by each of them; provided that if the repayment of any such Letter of Credit Loan by EnergySolutions is made in respect of a Letter of Credit denominated in a Available Foreign Currency, such repayment of a Letter of Credit Loan shall include all additional amounts necessary to reimburse the Revolving Issuing Bank or the Revolving Lenders for exchange rate fluctuations such that the total repayment by EnergySolutions shall, in the reasonable judgment of the Administrative Agent, be equal to the amount of the L/C Disbursement.

(ii) The Obligations of EnergySolutions and the Revolving Lenders with respect to Revolving Letters of Credit under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Revolving Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

(B) any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(C) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of EnergySolutions in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(D) the existence of any claim, set-off, defense or other right that EnergySolutions may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(E) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(F) payment by the Issuing Bank under a Letter of Credit against presentation of a draft, certificate or other document that does not strictly comply with the terms of such Letter of Credit;

annum of the face amount of such Letter of Credit, and shall also pay to the Synthetic Issuing Bank customary commissions, issuance fees, fronting fees, transfer fees and other fees and charges in connection with the issuance, administration, amendment, payment and negotiation of each Synthetic Letter of Credit. Letter of Credit commissions shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

(d) Participation Fees.

(i) Upon the deposit of the Synthetic Deposits in the Synthetic Deposit Account, the fees (“Participation Fees”) relative to the Synthetic Deposits shall accrue at a rate per annum equal to the sum of the Eurodollar Rate for the relevant ~~Investment~~Interest Period plus the Applicable Margin; provided that the amount due and payable by EnergySolutions under this clause shall be the amount set forth above less the Synthetic Deposit Return payable by the Administrative Agent to the Synthetic Lenders pursuant to Section 2.16(d) for the applicable period. All Synthetic Deposits shall accrue fees at all times that they are on deposit in the Synthetic Deposit Account.

(ii) Participation Fees accrued on each Synthetic Deposit shall be payable, without duplication: (a) on the Synthetic Letter of Credit Maturity Date, (b) on the date of any return of a Synthetic Deposit pursuant to Section 2.7, on the amount of such deemed Synthetic Deposits so returned and (c) on the last day of each ~~Investment~~Interest Period.

Section 2.6 Optional Prepayments and Application of Prepayments.

(a) Optional Prepayment of Loans. Subject to Section 2.6(b), the principal amount of any Base Rate Option Loan may be prepaid in full or in part at any time, without penalty or premium and without regard to the Payment Date for such Loan, upon not less than one (1) Business Day’s prior written notice to the Administrative Agent of such prepayment. Subject to Section 2.6(b) and Section 2.11, Eurodollar Option Loans may be prepaid prior to the due date thereof, upon not less than three (3) Business Days’ prior written notice to the Administrative Agent. Partial prepayments shall be in a principal amount of not less than $1,000,000 and in an integral multiple of $500,000. A notice of prepayment shall be irrevocable.

(b) Application of Prepayment. Each prepayment of the Term Loans shall be applied (i) first, in direct order of maturities, to the next four scheduled principal repayment installments of the Term Facility and (ii) second, to the other principal repayment installments of the Term Facility on a pro rata basis. Any prepayment of Revolving Loans shall be applied (A) first, to prepayment of the Letter of Credit Loans then outstanding until such Loans are paid in full, (B) second, to prepayment of Revolving Loans then outstanding until such Loans are paid in full and (C) third, to be deposited in the L/C Collateral Account to cash collateralize the aggregate Available Amount of the Revolving Letters of Credit then outstanding. Any prepayment of the Term Facility may not be reborrowed. Any prepayment of Revolving Loans pursuant to this Section 2.6 shall not reduce the Revolving Commitment. The prepayment of any principal amount of Loans shall be made with accrued interest to the date of such prepayment on the aggregate principal amount prepaid and EnergySolutions shall reimburse the Lenders and the Administrative Agent, on demand, for any loss or out-of-pocket expense incurred by any Lender Party or the Administrative Agent in connection with such prepayment, as set forth in Section 2.11 hereof. Any prepayment under this Agreement shall not affect EnergySolutions’ obligation to continue the aggregate Available Amount of all Revolving Letters of Credit outstanding at such time and (iii) the aggregate amount of all unreimbursed Disbursements in respect of Synthetic Letters of Credit, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender Party.

(e) Subject to any contrary provisions in the definition of “Interest Period,” if any payment under this Agreement or any of the other Loan Documents is specified to be made on a day which is not a Business Day, it shall be made on the next Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Option Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(f) Unless the Administrative Agent shall have received notice from EnergySolutions prior to the date on which any payment is due to any Lender Party hereunder that EnergySolutions will not make such payment in full, the Administrative Agent may assume that EnergySolutions has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent EnergySolutions shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.11 Reimbursement.

(a) Whenever any Lender shall sustain or incur any losses or out-of-pocket expenses in connection with (i) failure by EnergySolutions to borrow any Eurodollar Option Loan after having given notice of its intention to borrow in accordance with Section 2.2 hereof (whether by reason of EnergySolutions’ election not to proceed or the non-fulfillment of any of the conditions set forth in Article 3), or (ii) payment of any Eurodollar Option Loan in whole or in part pursuant to Section 2.2(a)(ii), 2.6, 2.8 10.2 or ~~10.2~~ 11.25, acceleration of the maturity of the Loans pursuant to Section 8.2 or for any other reason, EnergySolutions agrees to pay to such Lender, upon demand, an amount sufficient to compensate such Lender for all such losses and reasonable out-of-pocket expenses. Such Lender’s good faith determination of the amount of such losses or out-of-pocket expenses, as set forth in writing pursuant to Section 2.11(b) hereof, and accompanied by calculations in reasonable detail demonstrating the basis for its demand, shall be presumptively correct, absent manifest error.

(b) Losses subject to reimbursement hereunder shall be (i) any loss incurred by any Lender in connection with the re-employment of funds prepaid, repaid, not borrowed, or paid, as the case may be, and the amount of such loss shall be the excess, if any, of (1) the interest or other cost to such Lender of the deposit or other source of funding used to make any such Eurodollar Option Loan (but specifically excluding any Applicable Margin) for the remainder of its Interest Period, over (2) the interest earned (or to be earned) by such Lender upon the re-lending or other redeployment of the amount of such Eurodollar Option Loan for the remainder of its putative Interest Period or (ii) any other expenses amount that is less than the aggregate amount of the Synthetic Letter of Credit Outstandings.

(iii) Concurrently with the effectiveness of any assignment by any Synthetic Lender of all or any portion of its Synthetic Deposit, the corresponding portion of the assignor’s Synthetic Deposit Sub-Account shall be transferred from the assignor’s Synthetic Deposit Sub-Account to the assignee’s Synthetic Deposit Sub-Account in accordance with Section 11.5 and, if required by Section 11.5, the Administrative Agent shall close such assignor’s Synthetic Deposit Sub-Account.

(iv) Upon the reduction of the Synthetic Facility Available Amount and the Synthetic Letter of Credit Outstandings to zero, all amounts remaining in the Synthetic Deposit Account shall be returned to the Synthetic Lenders based on such Synthetic Lender’s Synthetic Deposit Percentage.

(d) ~~Each of the Issuing Bank and each Synthetic Lender hereby acknowledges and agrees that the~~The Administrative Agent ~~has agreed to invest the Synthetic Deposits as determined by the Borrower and the Administrative Agent so as to earn a return (except during periods when such Synthetic Deposits are used to cover unreimbursed Disbursements) equal to the Base Return for the relevant Investment Period less an amount equal to 0.15% per annum on such Synthetic Deposits. On~~shall invest, or cause to be invested, the Synthetic Deposit of each Synthetic Lender so as to earn for the account of such Synthetic Lender a return thereon (the “Synthetic Deposit Return”) for each day at a rate per annum equal to (i) the one month LIBOR rate as determined by the Administrative Agent on such day (or if such day was not a Business Day, the first Business Day immediately preceding such day) based on rates for deposits in dollars (as set forth by Bloomberg L.P.-page BTMM or any other comparable publicly available service as may be selected by the Administrative Agent) (the “Benchmark LIBO Rate”) minus (ii) 0.15% per annum (based on a 365/366 day year). The Benchmark LIBO Rate will be reset monthly. The Synthetic Deposit Return accrued through and including the last day of each Interest Period shall be payable by the Administrative Agent to each Synthetic Lender on each day on which Participation Fees are required to be paid with respect to all or any portion of the Synthetic Deposits pursuant to Section 2.5(d)(ii) and the Administrative Agent shall pay to each Synthetic Lender ~~(an amount (~~the ~~“~~Synthetic Deposit Return~~”) equal to the Base Return for the relevant Investment Period less an amount equal to 0.15% per annum on such Synthetic Deposits multiplied by (ii) such Synthetic~~ on such Lender’s Synthetic ~~Deposit Percentage~~ Deposits. Any amounts earned and received with respect to Synthetic Deposits ~~during any applicable Investment Period~~ in excess of the ~~Base~~Synthetic Deposit Return shall be for the account of the Administrative Agent. No Person other than the Administrative Agent shall have any obligation under or in respect of this clause.

(e) Notwithstanding anything to the contrary in this Agreement, EnergySolutions shall not be liable for any losses due to (i) the misappropriation of any ~~Base~~Synthetic Deposit Return or Synthetic Deposit or (ii) the failure of the Administrative Agent to pay the Synthetic Deposit Return to any Synthetic Lender (it being understood and agreed for greater certainty that this clause shall not limit any obligation of EnergySolutions hereunder to pay any Participation Fee). Neither the Administrative Agent, the Synthetic Issuing Bank, any Loan Party nor any other Person guarantees any rate of return on the investment of any Synthetic Deposit held in the Synthetic Deposit Account.

(f) If the Synthetic Issuing Bank is enjoined from taking any action referred to in clause (c) of this Section 2.16, or if the Synthetic Issuing Bank reasonably determines that, by operation of law, it may reasonably be precluded from taking any such action, or if any Loan Party or Synthetic Lender challenges in any legal proceeding any of the acknowledgements, agreements or characterizations set forth in any of clause (a) of this Section 2.16, then, in any such case (and so long as such event or condition shall be continuing), and notwithstanding anything contained herein to the contrary, the Synthetic Issuing Bank shall not be required to issue, renew or extend any Synthetic Letter of Credit.

(g) In the event any payment of a Synthetic Reimbursement Obligation shall be required to be refunded by the Synthetic Issuing Bank to EnergySolutions after the return of the Synthetic Deposits to the Synthetic Lenders as permitted hereunder, each Synthetic Lender agrees to acquire and fund a participation in such refunded amount equal to the lesser of its Synthetic Deposit Percentage hereof and the amount of its Synthetic Deposit that shall have been so returned.

Section 2.17 Synthetic Letters of Credit.

(a) The Synthetic Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue (or cause any Affiliate that is a commercial bank to issue on its behalf) standby letters of credit (each a “Synthetic Letter of Credit”) in Dollars or any Available Foreign Currency for the account of EnergySolutions or any of its Subsidiaries from time to time on any Business Day during the period from the Synthetic Facility Availability Date until 5 days before the Synthetic Letter of Credit Maturity Date; provided that the Synthetic Issuing Bank shall not be permitted or required to issue any Synthetic Letter of Credit or increase the Available Amount of any existing Synthetic Letter of Credit if, after giving effect thereto, (i) the aggregate amount of all Synthetic Letter of Credit Outstandings would exceed the Synthetic Facility Available Amount or (ii) the aggregate amount of all Synthetic Letter of Credit Outstandings would exceed the amount on deposit in the Synthetic Deposit Account. No Synthetic Letter of Credit shall have an expiration date later than the earlier of (i) one year after the date of issuance thereof, or (ii) five (5) days before the Synthetic Letter of Credit Maturity Date, but may by its terms be renewable annually upon written notice (a “Synthetic Notice of Renewal”) given to the Synthetic Issuing Bank that issued such Synthetic Letter of Credit and the Administrative Agent on or prior to any date for notice of renewal set forth in such Synthetic Letter of Credit but in any event at least 10 Business Days prior to the date of the proposed renewal of such Synthetic Letter of Credit and upon fulfillment of the applicable conditions set forth in Article 3 unless the Synthetic Issuing Bank has notified EnergySolutions (with a copy to the Administrative Agent) on or prior to the date for notice of termination set forth in such Synthetic Letter of Credit but in any event at least 5 Business Days prior to the date of automatic renewal of its election not to renew such Synthetic Letter of Credit (a “Synthetic Notice of Termination”); provided that the terms of each Synthetic Letter of Credit that is automatically renewable annually shall (x) require the Synthetic Issuing Bank that issued such Synthetic Letter of Credit to give the beneficiary named in such Synthetic Letter of Credit notice of any Synthetic Notice of Termination, (y) permit such beneficiary, upon receipt of such notice, to draw under such Synthetic Letter of Credit prior to the date such Synthetic Letter of Credit otherwise would have been automatically renewed and (z) not permit the expiration date (after giving effect to any renewal) of such Synthetic Letter of Credit in any event to be extended to a date later than 5 days before the Term Loan Maturity Date. If either a Synthetic Notice of Renewal is not given by EnergySolutions or a Synthetic Notice of Termination is given by the Synthetic Issuing Bank pursuant to the immediately preceding sentence, such Synthetic Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed. Within the limits of the Synthetic Facility Available Amount, and subject to the limits referred to above, EnergySolutions may request the issuance of Synthetic Letters of Credit under this Section 2.17(a) and request the issuance of additional Synthetic Letters of Credit under this Section 2.17(a).

(b) Schedule 2.17(b) contains a description of certain letters of credit issued for the account of EnergySolutions and/or one or more of its Subsidiaries and outstanding on the Second Amendment Effective Date. Each such letter of credit, including any extension or renewal thereof (each, as amended from time to time in accordance with the terms thereof and hereof, an “Existing Letter of Credit”) shall constitute a “Synthetic Letter of Credit” for all purposes of this Agreement issued on the Second Amendment Effective Date. In addition, on (i) any date after the Second Amendment Effective Date on which any financial institution or other Person becomes a Lender hereunder, with the consent of EnergySolutions, the Administrative Agent and such Lender, any letters of credit issued by such Lender for the account of EnergySolutions and/or one or more of its Subsidiaries may be designated as Existing Letters of Credit (ii) the date of deposit of Synthetic Deposits into the Synthetic Account pursuant to Section 2.16(b)(i), any Revolving Letters of Credit (such letters of credit, the “Rollover Letters of Credit”) may be designated by EnergySolutions as Existing Letters of Credit and, in each case, if any such letters of credit are so designated, Schedule 2.17(b) shall be deemed amended to include same and same shall constitute “Synthetic Letters of Credit” for all purposes of this Agreement, issued on the date of such designation. Any Lender hereunder to the extent it has issued a Rollover Letter of Credit or an Existing Letter of Credit shall constitute a “Synthetic Issuing Bank” for all purposes of this Agreement.

(c) Participations. Upon the issuance of each Synthetic Letter of Credit or an increase in the Available Amount thereof, and without further action, each Synthetic Lender shall be deemed to have irrevocably purchased, to the extent of its Synthetic Deposit Percentage, a participation interest in such Synthetic Letter of Credit, including any contingent liability or Synthetic Reimbursement Obligation created as a result of any issuance thereof or Disbursement with respect thereto (each, a “Synthetic Letter of Credit Participation Obligation”). Each Synthetic Lender’s Synthetic Letter of Credit Participation Obligation shall be cash collateralized (as provided in Section 2.16), in favor of the Synthetic Issuing Bank, by such Synthetic Lender’s Synthetic Deposit. Such Synthetic Lender’s Synthetic Deposit shall be available for withdrawal by the Administrative Agent, in the amounts contemplated by and otherwise in accordance with Section 2.16(c)(i), to reimburse the Synthetic Issuing Bank for Synthetic Reimbursement Obligations.

(d) Reimbursement. If any draft is paid under a Synthetic Letter of Credit (each such payment, a “Disbursement”), EnergySolutions shall reimburse the Synthetic Issuing Lender by payment to the Administrative Agent for the amount of (a) the Dollar Equivalent of the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Synthetic Issuing Lender (including, with respect to Letters of Credit denominated in an Available Foreign Currency, costs relating to foreign currency fluctuations, such that the total repayment by EnergySolutions shall, in the reasonable judgment of the Administrative Agent, be equal to the amount of the Disbursement) in connection with such payment, not later than 2:00 p.m., New York City time, on the Business Day on which EnergySolutions receives notice of such draft. Each such payment shall be made to the Administrative Agent in Dollars and in immediately available funds. If EnergySolutions fails to reimburse the Synthetic Issuing Lender at the time and place and in the manner described above in this Section 2.17(d), the Administrative Agent, on behalf of the Synthetic Issuing Lender, shall withdraw from the Synthetic Deposit Account an amount equal to the Dollar Equivalent of the amount of such unreimbursed payment. Interest shall be payable on any such ~~amounts~~amount, and such amount shall constitute a Loan hereunder, from the date the relevant draft is paid until payment in full at the Eurodollar Basis (with a Eurodollar Period of one month). Drawings under a Synthetic Letters of Credit shall be deemed to be reimbursed to the extent funds on deposit in the Synthetic Deposit Account are withdrawn and applied thereto in accordance with Section 2.16(c)(i). The obligation (a “Synthetic Reimbursement Obligation”) of EnergySolutions under this Section 2.17(d) to reimburse, without duplication, the Synthetic Issuing Lender with respect to each Disbursement (including interest thereon) and the right of the Synthetic Issuing Lender to be paid with amounts on deposit in the Synthetic Deposit Account pursuant to Section 2.16(d)(i), shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

(B) any lack of validity or enforceability of any L/C Related Documents;

(C) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of EnergySolutions in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(D) the existence of any claim, set-off, defense or other right that EnergySolutions may have at any time against any beneficiary or any transferee of a Synthetic Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), the Synthetic Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(E) any statement or any other document presented under a Synthetic Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(F) payment by the Synthetic Issuing Bank under a Synthetic Letter of Credit against presentation of a draft, certificate or other document that does not strictly comply with the terms of such Synthetic Letter of Credit;

(G) any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from any Guaranty or any other guarantee, for all or any of the Obligations of EnergySolutions in respect of the L/C Related Documents; or

(H) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, EnergySolutions or any Guarantor.

Section 2.18 Termination and Reduction of Commitments.

(a) Termination of Commitments. The Term Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Second Amendment Effective Date. The Revolving Commitments and the Revolving Letter of Credit Commitments shall automatically terminate on the this Agreement unless it has been recorded in the Register as provided in this paragraph. In connection with each assignment of Synthetic Deposits, the Synthetic Deposit of the assignor Lender shall not be released, but shall instead be purchased by the relevant assignee and continue to be held for application (to the extent not already applied) in accordance with Article II to satisfy such assignee’s obligations in respect of Synthetic Deposit Letters of Credit. Each Synthetic Lender agrees that immediately prior to each assignment by a Synthetic Lender (i) the Administrative Agent shall establish a new Synthetic Deposit Sub-Account in the name of the assignee, (ii) unless otherwise consented to by the Administrative Agent, a corresponding portion of the Synthetic Deposit credited to the Synthetic Deposit Sub-Account of the assignor Lender shall be purchased by the assignee and shall be transferred from the assignor’s Synthetic Deposit Sub-Account to the assignee’s Synthetic Deposit Sub-Account and (iii) if after giving effect to such assignment the Synthetic Deposit of the assignor Lender shall be zero, the Administrative Agent shall close the Synthetic Deposit Sub-Account of such assignor Lender.

(d) Notwithstanding anything to the contrary contained in this Section 11.5, any Lender that is a fund that invests in bank loans may (without the consent of EnergySolutions or the Administrative Agent) pledge all or a portion of its rights in connection with this Agreement to the trustee or any holder of obligations or agents therefor owed, or securities issued, by such fund as security for such obligations or securities~~; provided that such trustee shall not be entitled to exercise any of the rights of a Lender Party under the Loan Documents, even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise~~. No pledge described in the immediately preceding sentence shall release any such Lender from its obligations hereunder.

(e) The Revolving Issuing Bank may assign to an assignee all of its rights and obligations under the undrawn portion of its Revolving Letter of Credit Commitment at any time; provided, however, that (i) each such assignment shall be made in accordance with clause (A) of the second proviso in Section 11.5(b) and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500. The Revolving Issuing Bank shall promptly notify EnergySolutions of such Assignment.

(f) Except as specifically set forth in Section 11.5(b) hereof, nothing in this Agreement or any Notes, express or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement or any Notes.

(g) The provisions of this Section 11.5 shall not apply to any purchase of participations among the Lenders pursuant to Section 2.12 hereof.

(h) Notwithstanding anything to the contrary contained herein, any Lender Party (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and EnergySolutions (a “Conduit Lender”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any Conduit Lender to fund any Loan, and (ii) if a Conduit Lender elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by a Conduit Lender hereunder shall utilize the

HAVE ANY LIABILITY TO ENERGYSOLUTIONS, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ENERGYSOLUTIONS’ OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 11.24 Holdco Release.

Upon the consummation of the IPO Reorganization, Holdco shall be released from its obligations under the Loan Documents, all representations, warranties and covenants applicable to Holdco shall cease to be in effect and Holdco shall be released from this Agreement, and the Holdco Guaranty, the Holdco Pledge and the Holdco Security Agreement shall be terminated (and the Collateral Agent shall execute all documents reasonably requested by EnergySolutions confirming the same) so long as (i) Parent, EnergySolutions and the Subsidiaries have complied with their obligations under Section 5.18 of the Credit Agreements and (ii) all Pledged Equity Interests (as defined in all Pledge Agreements existing prior to the IPO Reorganization other than the Holdco Pledge Agreement) have been pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to the other Pledge Agreements.

Section 11.25 Conversion of Currencies.

(i) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(ii) The obligations of EnergySolutions in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall,

notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, EnergySolutions agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of EnergySolutions contained in this Section 11.25 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

(iii) For purposes of this Agreement, the Dollar Equivalent of the Available Amount of any Letter of Credit shall be calculated on the date when such Letter of Credit is issued, on the first Business Day of each month and at such other times as designated by the Administrative Agent. Such Dollar Equivalent shall remain in effect until the same is recalculated by the Administrative Agent as provided above and notice of such recalculation is received by EnergySolutions, it being understood that until such notice is received, the Dollar Equivalent shall be as last reported by the Administrative Agent to EnergySolutions. The Administrative Agent shall promptly notify EnergySolutions of each such determination of Dollar Equivalents.

(iv) On each date when the sum of (a) the aggregate principal amount of the Revolving Loans outstanding at such time, (b) the aggregate Available Amount of all Revolving Letters of Credit outstanding at such time and (c) the aggregate Unused Revolving Commitments at such time exceeds the Revolving Credit Commitment, EnergySolutions shall (i) repay the Revolving Loans or (ii) cash collateralize all issued and outstanding Revolving Letters of Credit, in each case in an aggregate amount equal to such excess.

ARTICLE 12.

Waiver of Jury Trial

Section 12.1 Waiver of Jury Trial.

EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE LOANS, THE LETTERS OF CREDIT OR THE ACTIONS OF ANY AGENT OR ANY LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first appearing above.

ENERGYSOLUTIONS, LLC,
a Utah limited liability company

By:
R Steve Creamer,
President and Chief Executive Officer

Taxpayer Identification Number: 14-1921823

Address of Principal Place of Business:
423 West 300 South
Salt Lake City, Utah 84101

STATE OF UTAH	)
)
COUNTY OF SALT LAKE	)

On the day of June     , in the year 2006, before me, the undersigned personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the instrument, personally appeared and acknowledged to me that he or she executed the same in his or her capacity, and that by his or her signature on the instrument the individual, or the person or entity upon behalf of which the individual acted, executed the instrument.

Notary
[Notarial Seal]

[signatures continue on the following pages]

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